Exhibit 99.B(d)(30)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
PanAgora Asset Management Inc.

Dated August 3, 2007, as amended April 14, 2010, June 30, 2010 and June 30, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

Emerging Markets Equity Fund

REDACTED

Agreed and Accepted:

SEI Investments Management Corporation		PanAgora Asset Management Inc.

By:	/s/ Sandra M. Schaufler	By:	/s/ Louis X. Inglesias

Name:	Sandra M. Schaufler	Name:	Louis X. Inglesias

Title:	Vice President	Title:	Chief Compliance Officer